EXHIBIT 11.1

                        INTELLIGENT MEDICAL IMAGING, INC.

                         COMPUTATION OF PER SHARE LOSSES
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                   YEAR ENDED DECEMBER 31
                                   1996     1995     1994
                                 -------------------------
Net loss before extraordinary
  item                           $(6,932) $(4,161) $(2,416)
Extraordinary gain on
  extinguishment of debt              76      174        -
                                 =======  =======  =======
Net loss                         $(6,856) $(3,987) $(2,416)
                                 =======  =======  =======

Shares used in calculation of
  net loss per share (1):
  Weighted average shares of
   common stock outstanding        9,937    3,960    3,214
  Shares related to Staff
   Accounting Bulletin 83:
   Stock options and warrants
    granted                            -      468      468
   Issuances of common stock           -    2,040    2,040
                                 =======  =======  =======
Weighted average number of
  common shares outstanding        9,937    6,468    5,722
                                 =======  =======  =======

Loss per common share:
  Before extraordinary item      $  (.70) $ (0.64) $ (0.42)
  Extraordinary item-gain
   on early extinguishment
   of debt                           .01     0.02      -
                                 =======  =======  =======
Net loss per common share        $  (.69) $ (0.62) $ (0.42)
                                 =======  =======  =======

     (1) Common stock equivalents (stock options and warrants) are excluded from the computation as their effect is antidilutive, except that, in 1995 and 1994 pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock options and warrants issued and common stock sold in the 12 months preceding the initial public offering have been included in the calculation as if outstanding for all periods presented using the treasury stock method and the initial public offering price of $11 per share.